Exhibit 99.1

October 30, 2019

Earnings Report – September 30, 2019

Dear Shareholders:

We are pleased to announce earnings for your company.  Year-to-date net income increased to $9.7 million for the period ending September 30, 2019 compared to $9.5 million for the period ending September 30, 2018.  Year-to-date diluted earnings per share was $1.62 and $1.59, for September 30, 2019 and 2018, respectively.  Total assets were $1.08 billion as of September 30, 2019 compared to $1.05 billion as of September 30, 2018.

The increase in year-to-date net income from prior year was driven by the following factors:  an increase in net interest income primarily due to higher average loan balances offset by higher provision expense due to loan growth, and higher non-interest income lifted by gains on securities and offset by higher non-interest expense due to increases in compensation expense and processing expense.

Our strategy of disciplined loan growth paired with the pursuit of incremental income continues to bear fruit as evidenced by the increase in year-to-date earnings.  We view our primary stakeholder groups to include shareholders, customers, employees, and communities.  In addition to funding expansion efforts, higher earnings have allowed us to increase dividends to shareholders, increase products and services to customers, increase benefits for employees, and increase corporate donations to non-profits serving our communities.

Some of our recent and upcoming growth efforts include the following:

•	Certificate of deposit specials and a premium money market account to provide funding for loan growth.
•	Continued conversion from traditional branch lobbies with tellers and customer service representatives to open-design lobbies with universal bankers, in order to more efficiently serve our customers.
•	New loan products to provide long-term fixed rate options for small farms, residential properties, and commercial borrowers.
•	Continued construction on two new branches in Lexington. We expect one to open in early 2020 and the second to open in mid-2020.
•	Expansion of our lending production staff to meet loan demand in the markets we serve.

While we are pleased with earnings to date, we recognize there are increasing global economic weaknesses which could ultimately negatively impact growth rates for the communities in which we operate.  The Federal Reserve has decreased rates recently and more rate reductions could be possible in the future.  The reduction of rates, combined with uncertain economic conditions, would likely put downward pressure on earnings.  We intend to focus on meeting our customers’ loan demand needs while paying attention to declining rates and economic uncertainties.  At the same time, we will continue to pursue opportunities for profitable growth, strategic expansion, and improved efficiency to accomplish what is in the long term best interest of our shareholders, customers, and employees. As always, thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	9/30/2019	9/30/2018	Change

Assets
Cash & Due From Banks	$25,063	$25,911	(3.3)%
Federal Funds Sold	227	186	22.0
Interest Bearing Time Deposits	2,375	2,275	4.4
Securities	246,542	278,575	(11.5)
Loans Held for Sale	5,232	3,699	41.4
Loans	732,267	685,738	6.8
Reserve for Loan Losses	8,266	8,199	0.8
Net Loans	724,001	677,539	6.9
Bank Owned Life Insurance	18,020	10,136	77.8
Other Assets	61,555	54,556	12.8
Total Assets	$1,083,015	$1,052,877	2.9%

Liabilities & Stockholders' Equity
Deposits
Demand	$241,427	$244,155	(1.1)%
Savings & Interest Checking	361,862	375,067	(3.5)
Certificates of Deposit	225,912	201,518	12.1
Total Deposits	829,201	820,740	1.0
Repurchase Agreements	6,037	8,248	(26.8)
Other Borrowed Funds	109,890	113,782	(3.4)
Other Liabilities	20,711	8,742	136.9
Total Liabilities	965,839	951,512	1.5
Stockholders' Equity	117,176	101,365	15.6
Total Liabilities & Stockholders' Equity	$1,083,015	$1,052,877	2.9%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Nine Months Ending			Three Months Ending
			Percentage			Percentage
	9/30/2019	9/30/2018	Change	9/30/2019	9/30/2018	Change
Interest Income	$34,051	$31,511	8.1%	$11,512	$10,741	7.2%
Interest Expense	6,743	4,742	42.2	2,202	1,799	22.4
Net Interest Income	27,308	26,769	2.0	9,310	8,942	4.1
Loan Loss Provision	825	400	106.3	375	150	150.0
Net Interest Income After Provision	26,483	26,369	0.4	8,935	8,792	1.6
Other Income	10,395	9,991	4.0	4,060	3,517	15.4
Other Expenses	26,273	25,540	2.9	8,730	8,551	2.1
Income Before Taxes	10,605	10,820	(2.0)	4,265	3,758	13.5
Income Taxes	941	1,326	(29.0)	649	480	35.2
Net Income	$9,664	$9,494	1.8%	$3,616	$3,278	10.3%
Net Change in Unrealized Gain (Loss) on Securities	4,839	(5,886)	182.2	(92)	(1,523)	94.0
Comprehensive Income (Loss)	$14,503	$3,608	302.0%	$3,524	$1,755	100.8%

Selected Ratios
Return on Average Assets	1.19%	1.21%		1.34%	1.25%
Return on Average Equity	11.42	12.67		12.44	12.95

Earnings Per Share	$1.62	$1.59		$0.61	$0.55
Earnings Per Share - assuming dilution	1.62	1.59		0.61	0.55
Cash Dividends Per Share	0.510	0.465		0.170	0.155
Book Value Per Share	19.81	17.02
Tangible Book Value Per Share	17.42	14.63

Market Price	High	Low	Close
Third Quarter '19	$24.60	$23.03	$23.30
Second Quarter '19	$24.75	$24.00	$24.40